SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE TO-C
            Tender Offer Statement Under Section 14(d)(1) or 13(e)(1)
                     of the Securities Exchange Act of 1934

                          MICROWAVE POWER DEVICES, INC.
                            (Name of Subject Company)

                         ERICSSON MPD ACQUISITION CORP.
                                  ERICSSON INC.
                     TELEFONAKTIEBOLAGET LM ERICSSON (PUBL)
                      (Names of Filing Persons (Offerors))


                     Common Stock, Par Value $0.01 Per Share
                         (Title of Class of Securities)


                                    59517M103
                      (CUSIP Number of Class of Securities)



                             Lawrence F. Lyles, Esq.
                                  Ericsson Inc.
                                740 Campbell Road
                             Richardson, Texas 75081
                                  972-583-0000
  (Name, Address and Telephone Number of Persons Authorized to Receive Notices
                 and Communications on Behalf of filing persons)

                                   Copies to:
                             Alberto Luzarraga, Esq.
                               Shearman & Sterling
                                 9 Appold Street
                                     London
                                    EC2A 2AP
                               011 44 20 7655 5000

                            CALCULATION OF FILING FEE
--------------------------------------------------------- ---------------------
                 Transaction Valuation            Amount of Filing Fee
-------------------------------------------------------------------------------
                     Not Applicable                  Not Applicable
-------------------------------------------------------------------------------

[ ] Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:                          Filing Party:
                          --------------                        ---------------
Form or Registration No.:                        Date Filed:
                          --------------                        ---------------

|X|   Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes to designate any transactions to which the statement relates:

|X|  third-party tender offer subject to Rule 14d-1.
[ ]  issuer tender offer subject to Rule 13e-4.
[ ]  going-private transaction subject to Rule 13e-3.
[ ]  amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: ~






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



                                  EXHIBIT INDEX

Exhibit
  No.           Description
  ---           -----------

99.1 Joint Press Release issued by Ericsson and Microwave Power Devices, Inc. on October 13, 2000.


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